INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is made and entered into effective as of May 24, 2011 by and between Hanna Capital, LLC, a Michigan limited liability company (the “Advisor”), and the Hanna Investment Trust (the “Trust”), a Delaware statutory trust, on behalf of the Paladin Long Short Fund (the “Fund”), a series of the Trust.

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust;

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940 (the “Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Trust desires to retain the Advisor to furnish investment management services to the Fund and the Advisor is willing to furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.
Appointment.  The Trust appoints the Advisor as investment advisor to the Fund, a series of the Trust, for the period and on the terms set forth in this Agreement.  The Advisor accepts such appointment and agrees to furnish the services set forth herein, for the compensation indicated in Appendix A.

2.	Obligations of the Advisor. Subject to the supervision of the Trust’s Board of Trustees, the Advisor will provide a continuous investment program for the Fund.

(a)	Services. The Advisor agrees to perform the following services for the Fund and Trust:

(i)	Manage the investment and reinvestment of the assets of the Fund;

(ii)	Continuously review, supervise, and administer the investment program of the Fund;

(iii)	Determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Fund;

(iv)	Provide the Fund and Trust with records concerning the Advisor’s activities under this Agreement which the Fund and Trust are required to maintain;

(v)	Render regular reports to the Trust’s trustees and officers concerning the Advisor’s discharge of the foregoing responsibilities; and

(vi)	Perform such other services as agreed by the Advisor and the Trust from time to time.

The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations.  All services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

(b)
Expenses and Personnel.  The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render its services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the services on the terms and for the compensation provided herein.  The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.  Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

(c)
Fund Transactions.  The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund.  With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors.  The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(d)
Books and Records.  All books and records prepared and maintained by the Advisor for the Fund and Trust under this Agreement shall be the property of the Fund and Trust and, upon request therefor, the Advisor shall surrender to the Fund and Trust such of the books and records so requested.

(e)
Compliance Procedures.  The Advisor will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

3.
Compensation.  The Trust will pay, or cause to be paid to, the Advisor and the Advisor will accept as full compensation an investment advisory fee, based upon the average daily net assets of each Fund, computed at the end of each month and payable within five business days thereafter, according to the schedule attached hereto as Appendix A.

4.
Status of Advisor.  The services of the Advisor to the Fund and Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Fund and Trust are not impaired thereby; provided, however, that without the written consent of the Trust’s Board of Trustees, the Advisor will not serve as investment advisor to any other investment company having a similar investment strategy to that of the Fund.  The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Fund or Trust.  Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.
Limitation of Liability; Indemnification.  The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder.  The Advisor shall not be liable for any error of judgment or for any loss suffered by the Fund or Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Advisor in the performance of its duties or from reckless disregard by the Advisor of its obligations and duties under this Agreement.  It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Investment Company Act or the Securities Act of 1933, as amended (“Securities Act”), except for information supplied by the Advisor for inclusion therein.  The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust’s Declaration of Trust.

Any liability of the Advisor to the Fund shall not automatically impart liability on the part of the Advisor to any other series of the Trust.  The Fund shall not be liable for the obligations of any other series of the Trust, nor shall any other series of the Trust be liable for the obligations of the Fund.  The limitations of liability provided under this section are not to be construed so as to provide for limitation of liability for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such limitation of liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

6.
Liability of Shareholders.  Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as shareholders of private corporations for profit.

7.	Representations and Warranties.

(a)
The Advisor represents and warrants to the Trust as follows: (i) the Advisor is a limited liability company duly organized and in good standing under the laws of the State of Michigan and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)
The Trust represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the Investment Company Act; (iii) shares of the Fund are (or will be) registered for offer and sale to the public under the Securities Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

8.	Notice of Change in Membership. The Advisor is obligated to notify the Trust if there is a change in the members of the Advisor within a reasonable time after such change takes place.

9.
Duration and Termination.  This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided that:

(a)
The Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 calendar days’ written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)	This Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act and the rules thereunder); and

(c)	The Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 calendar days’ written notice to the Fund and Trust.

(d)	The terms of paragraph 5 of this Agreement shall survive the termination of this Agreement.

10.
Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the Investment Company Act).

11.	Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

12.
Structure of Agreement.  The Trust is entering into this Agreement solely on behalf of the Fund.  Without limiting the generality of the foregoing: (i) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Fund; (ii) under no circumstances shall the Advisor have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (iii) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Fund.

13.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.
Use of Names.  The Trust acknowledges that all rights to the name “Paladin Long Short Fund” belongs to the Advisor, and the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

15.
Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

Hanna Investment Trust

By:                /s/ Theo H. Pitt, Jr.
Name:           Theo H. Pitt, Jr.
Title:             Chairman

Hanna Capital, LLC

By:             /s/ Mark Hanna
Name:        Mark Hanna
Title:          Chief Executive Officer

APPENDIX A

COMPENSATION SCHEDULE

As full compensation for the investment advisory services provided to the Fund, the Advisor receives compensation in the form of a variable performance-based incentive fee (“Variable Advisory Fee”).  The Variable Advisory Fee is comprised of two separate component fees: (i) a base rate (“Fulcrum Fee”) and (ii) a performance incentive fee as set forth below (“Performance Fee”).  The Variable Advisory Fee shall be calculated as of the last business day of each month.

The Fulcrum Fee shall equal an annualized rate of 1.25% of the average daily net assets of the Fund.  The fee shall be based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and Statement of Additional Information.

The Performance Fee functions as an adjustment to the Fulcrum Fee and is based on the Fund’s performance relative to the performance of the Russell 1000 Index over a 12-month rolling measuring period (“Measuring Period”), as such performance is calculated based on closing values of the Russell 1000 Index as presented by third-party pricing services authorized by the Trustees.  The Measuring Period operates such that when each subsequent calendar month is added to the Measuring Period on a rolling basis, the earliest calendar month in the previous Measuring Period is dropped.  For example, on November 1, 2012, the relevant Measuring Period would be from November 1, 2011 through October 31, 2012 and on December 1, 2012, the relevant Measuring Period would be from December 1, 2011 through November 30, 2012.  Thus, the Performance Fee, and in turn the Variable Advisory Fee, will periodically increase or decrease depending on how well the Fund performs relative to the Russell 1000 Index for the Measuring Period.  In the event the performance information for the Russell 1000 Index is no longer available, then a comparable index, as determined by the Trustees, shall be used.  In calculating the Performance Fee, the Fund will calculate average daily net assets and performance of the Fund over the same Measuring Period.  The Fund’s performance over the Measuring Period will be calculated in accordance with the Securities and Exchange Commission’s standardized total return formula.

The Performance Fee is calculated by multiplying the “Performance Adjustment Rate” (as described below) by the average daily net assets of the Fund over the Measuring Period.  While the Performance Fee is calculated on the 12-month Measuring Period, it is pro-rated to a monthly payment to correspond with the Fund’s monthly payment of the Variable Advisory Fee.

As shown in the examples of performance fee rates below, the Performance Adjustment Rate will vary with the Fund’s performance as compared to the performance of the Russell 1000 Index as published on the close of the market on the last day of the Measuring Period, with dividends reinvested, and will range from -0.20% to +0.20%.  The Performance Adjustment Rate will be calculated at 2.00% of the cumulative difference between the performance of the Fund and the Russell 1000 Index over the Measuring Period, except that no performance adjustment will be paid if the cumulative difference between the Fund’s performance and that of the Russell 1000 Index is +/ 2.00%.  The factor of 2.00% is derived from the fact that the Advisor will achieve the maximum/minimum Performance Adjustment Rate when the cumulative total return difference between the Fund and the Russell 1000 Index is +/ 10.00% over the Measuring Period (i.e., 0.20% divided by 10.00% = 2.00%).  To illustrate this point, if the Russell 1000 Index returned 5.00% over the Measuring Period, the Fund would have to return at least 15.00% in order for the Advisor to receive the maximum Variable Advisory Fee of 1.45%.  Conversely, if the Russell 1000 Index returned the same 5.00% over the Measuring Period, the Advisor would receive the minimum Variable Advisory Fee of 1.05% if the Fund returned -5.00% or less.  The Fund will use natural rounding to two decimal places regarding performance differences and calculations of the Performance Fee.

Examples of Performance Fee Rates

Performance Difference Between Fund and Russell 1000 Index	Performance Adjustment Rate	Examples
+10.00%	+0.20%	Outperformance
+7.50%	+0.15%
+5.00%	+0.10%
+2.50%	+0.05%
+2.00%	0.00%	No performance adjustment to Variable Advisory Fee in this zone
+1.00%	0.00%
0.00%	0.00%
-1.00%	0.00%
-2.00%	0.00%
-2.50%	-0.05%	Underperformance
-5.00%	-0.10%
-7.50%	-0.15%
-10.00%	-0.20%

During the first full 12 calendar months immediately following the effective date of the Trust’s registration statement (“Initial Period”), the Advisor shall be entitled to receive only the Fulcrum Fee.  The Advisor would potentially be entitled to receive a Performance Fee only after completion of the Initial Period.  The purpose of suspending payment of the Performance Fee during the Initial Period is to establish a performance record for the Fund on which the Performance Fee is later calculated.

The Variable Advisory Fee (including the Performance Fee after completion of the Initial Period) will be accrued on a daily basis against the average daily net assets of the Fund.  The purpose of such daily accruals is to more accurately determine the daily net asset value of the Fund by estimating on a daily prorated basis the actual amount of the monthly Performance Fee.  On the first business day of each calendar month, the daily accruals of the Variable Advisory Fee are then adjusted to match the actual fee earned by the Advisor.

The Fund commenced operations on [DATE].